MCDONALD CARANO WILSON MCCUNE
BERGIN FRANKOVICH & HICKS LLP
ATTORNEYS AT LAW

May 10, 2000

Board of Directors
Intacta Technologies Inc.
235 Peachtree Street N.E.
2215 North Tower
Atlanta, Georgia 30303

Ladies and Gentlemen:

We have acted as special Nevada counsel on matters of Nevada law to Intacta Technologies, Inc., a Nevada corporation (the "Company"), in connection with a Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (Registration No. 333-304400) (the "Registration Statement") relating to the sale by various selling shareholders of the Company as identified in greater detail in the Registration Statement of 8,841,000 shares (the "Shares") of the common stock, par value $0.0001 per share, of the Company. In our capacity as your special Nevada counsel on matters of Nevada law, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance, and sale of the Shares.

It is our opinion that the Shares have been duly authorized and are legally and validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the laws of the State of Nevada.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

MCDONALD CARANO WILSON MCCUNE
BERGIN FRANKOVICH & HICKS LLP

By: /s/ A.J. Hicks
    -------------------------
    A Partner